UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No __)*

                          TurboChef Technologies, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    900006206
                                 (CUSIP Number)

                                  July 20, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_| Rule 13d-1(b)
                  |X| Rule 13d-1(c)
                  |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

        CUSIP N.. 900006206


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

             JACK SILVER
------------ -------------------------------------------------------------------
     2
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |_|
                                                                         (b) |X|
------------ -------------------------------------------------------------------
     3
             SEC USE ONLY

------------ -------------------------------------------------------------------
     4
             CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
------------------------- ---------- -------------------------------------------
                              5
        NUMBER OF                    SOLE VOTING POWER
         SHARES
      BENEFICIALLY                        1,533,328
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
------------------------- ---------- -------------------------------------------
                              6
                                     SHARED VOTING POWER

------------------------- ---------- -------------------------------------------
                              7
                                     SOLE DISPOSITIVE POWER

                                          1,533,328
------------------------- ---------- -------------------------------------------
                              8
                                     SHARED DISPOSITIVE POWER

------------ -------------------------------------------------------------------
     9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,533,328
------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                          |_|

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.3%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON

                  IN
------------ -------------------------------------------------------------------

        CUSIP N.. 900006206


Item 1.

         (a) Name of Issuer:

                           TurboChef Technologies, Inc.

         (b) Address of Issuer's Principal Executive Offices:

                           Six Concourse Parkway, Suite 1900
                           Atlanta, Georgia 30328

Item 2.

         (a) Name of Person Filing:

                           Jack Silver

         (b) Address of Principal Business Office or, if none, Residence:

                           SIAR Capital LLC
                           660 Madison Avenue
                           New York, NY 10021

         (c)      Citizenship:

                           United States

         (d) Title of Class of Securities:

                           Common Stock

         (e) CUSIP Number:

                           900006206

Item  3.  If  this  statement  is  filed  pursuant  to  ss.ss.240.13d-1(b),   or
240.13d-2(b) or (c), check whether the person filing is a:

(a)   |_|   Broker or Dealer registered under Section 15 of the Act

(b)   |_|   Bank as defined in section 3(a)(6) of the Act

(c)   |_|   Insurance Company as defined in section 3(a)(19) of the Act

(d)   |_|   Investment  Company  registered  under  section 8 of the  Investment
            Company Act

(e)   |_|   Investment  Adviser  registered  under section 203 of the Investment
            Advisers Act of 1940

        CUSIP N.. 900006206

(f)   |_|   Employee  Benefit Plan or  endowment  Fund in  accordance  with Rule
            13d-1(b)(1)(ii)(F);

(g)   |_|   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

(h)   |_|   A savings  association  as defined in  Section  3(b) of the  Federal
            Deposit Insurance Act;

(i)   |_|   A church plan that is excluded from the  definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

(a) - (c)

            Jack Silver beneficially owns 1,533,328 shares of Common Stock of TurboChef Technologies, Inc. representing 5.3% of the outstanding Common Stock. Such shares of Common Stock beneficially owned by Mr. Silver include: (i) 84,000 shares of Common Stock held by Sherleigh Associates Inc. Profit Sharing Plan, a trust of which Mr. Silver is the trustee; (ii) 1,424,328 shares of Common Stock held by Hilltop Holding Company L.P., a limited partnership of which Mr. Silver is the general partner and (iii) 25,000 shares of Common Stock held by Mr. Silver.

            Mr. Silver has the sole voting and dispositive power with respect to all 1,533,328 shares of Common Stock beneficially owned by him.

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
                  Not applicable.

Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.

        CUSIP N.. 900006206


Item 9.  Notice of Dissolution of Group.

                  Not applicable.

Item 10.  Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

        CUSIP N.. 900006206

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      July 25, 2007
                                      ------------------------------------------
                                      Date

                                      /s/ Jack Silver
                                      ------------------------------------------
                                      Signature

                                      Jack Silver
                                      ------------------------------------------
                                      Name/Title